Exhibit 5.1

May 29, 2003

Nuance Communications, Inc.

1005 Hamilton Court

Menlo Park, CA 94025

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about May 29, 2003 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 683,644 shares of Common Stock, par value $0.001 per share (the “ESPP Shares”), reserved for issuance pursuant to the 2000 Employee Stock Purchase Plan (the “ESPP Plan”), and 2,050,934 shares of Common Stock, par value $0.001 per share (together with the ESPP Shares, the “Shares”), reserved for issuance under the Company’s 2000 Stock Plan (the “2000 Plan”, together with the ESPP Plan, the “Plans”). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans.

It is our opinion that the Shares will be, when issued and sold in the manner referred to in the Plans, legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto.

Very truly yours,

/s/    WILSON SONSINI GOODRICH & ROSATI

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation